UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Electronic Arts Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 28, 2025

ELECTRONIC ARTS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California	94065-1175
(Address of Principal Executive Offices)	(Zip Code)

(650) 628-1500
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	EA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01	Other Events.

As previously disclosed, on September 28, 2025, Electronic Arts Inc. (“Electronic Arts” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Oak-Eagle AcquireCo, Inc., a Delaware corporation (“Parent”), and Oak-Eagle MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to and subject to the terms and conditions of which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.  Parent and Merger Sub are owned by the Public Investment Fund (“PIF”), and funds affiliated with Silver Lake Technology Management, L.L.C. (“Silver Lake”) and A Fin Management LLC (“Affinity,” and, together with PIF and Silver Lake, the “Consortium”).

In connection with the transactions contemplated by the Merger Agreement, Electronic Arts filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on November 20, 2025, which Electronic Arts first mailed to its stockholders on or about November 20, 2025.

Following the announcement of the Merger Agreement and as of the date of this Current Report on Form 8-K, purported stockholders of Electronic Arts filed the following lawsuits against Electronic Arts and the individual members of the Electronic Arts board of directors: John Thompson vs. Electronic Arts Inc. et al., Case No. 656221/2025 (N.Y. Sup. Ct. Dec. 2, 2025), Michael Kent vs. Electronic Arts Inc. et al., Case No. 656269/2025 (N.Y. Sup. Ct. Dec. 3, 2025) and Robert Garfield vs. Electronic Arts Inc. et al., Case No. C25-03557 (Cal. Super. Ct. Dec. 3, 2025) (collectively, the “Complaints”).  Additionally, beginning on November 17, 2025, Electronic Arts received demand letters from counsel representing other individual purported stockholders of Electronic Arts (collectively, the “Demands” and, together with the Complaints, the “Matters”).  The Matters allege, among other things, that the defendants omitted material information from the Definitive Proxy Statement and/or committed negligence and negligent misrepresentation and concealment under state common law.

The outcome of the matters described above cannot be predicted with certainty. Electronic Arts believes that the claims asserted in the Matters are without merit and supplemental disclosures are not required or necessary under applicable laws. However, in order to avoid the risk that the Matters delay or otherwise adversely affect the Merger, and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Electronic Arts is supplementing the Definitive Proxy Statement as described in this Current Report on Form 8-K.  Electronic Arts and the other named defendants deny that they have violated any laws.  Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein or in the Definitive Proxy Statement. To the contrary, Electronic Arts and the other named defendants specifically deny all allegations in the Matters and that any additional disclosure was or is required in the Definitive Proxy Statement. If additional, similar demands or complaints are received by or filed against Electronic Arts, absent new or different allegations that are material, Electronic Arts will not necessarily announce such occurrences.

Supplemental Disclosures to the Definitive Proxy Statement

The supplemental information contained in this Current Report on Form 8-K supplements the disclosures contained in the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Definitive Proxy Statement. All page references in the information below are to pages in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the supplemental disclosures. For clarity, new text within restated paragraphs from the Definitive Proxy Statement is highlighted with bold, underlined text.

The section of the Definitive Proxy Statement entitled “The Merger—Certain Financial Forecasts” starting on page 39 is hereby supplemented as follows:

The table on page 40 is amended and supplemented as follows, to add the rows for “Cash Taxes”, “Depreciation” and “Change in Net Working Capital”:

Financial Forecasts

Fiscal Year Ending March 31(1)

($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E
Net Bookings(2)	$7,850	$8,250	$10,000	$10,400	$10,820	$11,250
Adjusted EBITDA(3)	$2,759	$3,003	$4,200	$4,060	$4,328	$4,500
Cash Taxes	$(355)	$(387)	$(612)	$(601)	$(651)	$(682)
Depreciation	$209	$288	$300	$215	$220	$230
Change in Net Working Capital	$29	$(33)	$(142)	$(33)	$(35)	$(35)
Unlevered Free Cash Flow(4)	$1,503	$1,678	$2,541	$2,520	$2,737	$2,878
Tax Assets(5)	$46	$143	$141	$126	$104	$41

(1) The Financial Forecasts assume (a) annual stock-based compensation expense of $680 million, and (b) stock repurchases of $1.6 billion in fiscal year 2026, $1.7 billion in 2027, $2.5 billion in 2028, $2.4 billion in 2029, $2.5 billion in 2030, and $2.6 billion in 2031.

(2) Defined as the net amount of products and services sold digitally or physically in the applicable period.  Net bookings is calculated by adding total net revenue to the change in deferred net revenue for online-enabled games.

(3) Represents operating income plus stock-based compensation plus/minus change in deferred revenue.

(4) Represents Adjusted EBITDA, minus stock-based compensation, minus cash taxes excluding tax savings / (costs) from interest expense / interest income, plus/minus the change in net working capital, minus capital expenditures.

(5) Referred to in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor” as the “Tax Asset Forecasts”.  Reflects projected tax benefits arising from foreign tax deductions, net operating loss carryforwards and tax reform benefits under the One Big Beautiful Bill Act.

The section of the Definitive Proxy Statement entitled “The Merger—Opinion of the Company’s Financial Advisor” starting on page 41 is hereby supplemented as follows:

The first full paragraph on page 43 is amended and supplemented as follows:

Illustrative Discounted Cash Flow Analysis.  Using the Financial Forecasts and the Tax Asset Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Company common stock, using a number of fully diluted shares outstanding provided by Company management based on 249.3 million outstanding shares of Company common stock, 0.003 million outstanding Company Options (using the treasury stock method), 8.0 million outstanding Company RSUs and 1.4 million outstanding Company PSUs (assuming target performance).  Using the mid-year convention for discounting cash flows and discount rates ranging from 7.5% to 9.5%, reflecting estimates of the Company’s weighted average cost of capital (as estimated by Goldman Sachs by application of the Capital Asset Pricing Model (“CAPM”), Goldman Sachs discounted to present value as of June 30, 2025 (i) estimates of unlevered free cash flow for the Company for the fiscal years 2026 through 2031, as reflected in the Financial Forecasts, and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2% to 3%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Financial Forecasts (which analysis implied perpetuity growth rates ranging from 2% to 3%). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Financial Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. In addition, using a discount rate of 8.5%, reflecting an estimate of the Company’s cost of equity (as estimated by Goldman Sachs by application of the CAPM), Goldman Sachs discounted to present value as of September 25, 2025, the estimated benefits of the Company’s NOLs and certain other tax benefits for the years 2026 through 2031, as reflected in the Tax Asset Forecasts. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.

The paragraph beginning on page 43 and continuing on page 44 is amended and restated as follows:

Goldman Sachs then subtracted the amount of the Company’s total debt and debt-like items and added the amount of the Company’s cash and cash equivalents for each of the fiscal years 2026 to 2028, each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied enterprise values in order to derive a range of illustrative equity values as of March 31 for the Company for each of the fiscal years 2026 to 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding Shares for each of fiscal years 2026 to 2028, using a number of fully diluted shares outstanding based on 255.6 million outstanding shares of Company common stock for fiscal year 2026, 250.3 million outstanding shares of Company common stock for fiscal year 2027 and 243.3 million outstanding shares of Company common stock for fiscal year 2028, in each case, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share of Company common stock. Goldman Sachs then discounted these implied future values per share of Company common stock to June 30, 2025 using an illustrative discount rate of 8.5%, reflecting an estimate of the Company’s cost of equity (as estimated by Goldman Sachs by application of the CAPM). Goldman Sachs then added the present values of the cumulative dividends per share of Company common stock expected to be paid to holders of shares of Company common stock through the end of each of fiscal years 2026 to 2028, using the Financial Forecasts. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present value per share of Company common stock of $157 to $236.

The first two full paragraphs on page 44 are amended and restated as follows:

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information published by FactSet as of September 25, 2025, the acquisition premia for all-cash acquisition transactions announced from July 30, 2015 through September 25, 2025 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were greater than or equal to $5 billion, representing a total of 179 transactions.  For the entire period, using such publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 179 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction, as follows:

•	For the 11 of such transactions announced during 2015, a median premium of 40%;
•	For the 17 of such transactions announced during 2016, a median premium of 35%;
•	For the 12 of such transactions announced during 2017, a median premium of 24%;

•	For the 20 of such transactions announced during 2018, a median premium of 30%;
•	For the 14 of such transactions announced during 2019, a median premium of 42%;
•	For the 10 of such transactions announced during 2020, a median premium of 56%;
•	For the 22 of such transactions announced during 2021, a median premium of 23%;
•	For the 24 of such transactions announced during 2022, a median premium of 29%;
•	For the 16 of such transactions announced during 2023, a median premium of 56%;
•	For the 19 of such transactions announced during 2024, a median premium of 29%; and
•	For the 14 of such transactions reported through September 25, 2025, a median premium of 31%.

This analysis indicated a median premium of 32% across the period. This analysis also indicated a 25th percentile premium of 20% and 75th percentile premium of 51% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 20% to 51% to the undisturbed closing price per share of Company common stock of $168.32 as of September 25, 2025 and calculated a range of implied equity values per share of Company common stock of $203 to $255.

Goldman Sachs also reviewed and analyzed, using publicly available information published by FactSet as of September 25, 2025, the acquisition premia for all-cash acquisition transactions announced from January 1, 2019 through September 25, 2025 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were greater than or equal to $500 million, representing a total of approximately 480 transactions. For the entire period, using such publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the approximately 480 transactions relative to the target’s highest closing price in the 52-week period prior to announcement of the transaction. This analysis indicated a median premium of 6% across the period. This analysis also indicated a 25th percentile premium of (9)% and 75th percentile premium of 22% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of (9)% to 22% to the 52-week high closing price per share of Company common stock of $179.01 (August 14, 2025) prior to September 25, 2025 and calculated a range of implied equity values per share of Company common stock of $163 to $218.

The section of the Definitive Proxy Statement entitled “The Merger—Potential Employment Arrangements with Parent” starting on page 56 is hereby supplemented as follows:

The last full paragraph on page 56 is amended and restated as follows:

Any of the Company’s executive officers who become officers or employees or who otherwise are retained to provide services to Parent or the surviving corporation may, before, on, or following the closing, enter into new individualized compensation arrangements with Parent or the surviving corporation and may participate in cash or equity incentive or other benefit plans maintained by Parent or the surviving corporation. None of the Consortium’s proposals or indications of interest in pursuing a Transaction referred to in the section entitled “The Merger—Background of the Merger” included proposals with respect to the terms on which senior management of the Company would be employed by Parent.  Parent and the Company currently intend that, following the closing of the Transaction, most or all of the Company’s current senior management team will continue to lead the surviving corporation.  As of the date of this proxy statement, no new individualized compensation arrangements between the Company’s executive officers and Parent or the surviving corporation have been established.

The section of the Definitive Proxy Statement entitled “The Merger—Certain Other Relationships” on page 58 is hereby supplemented as follows:

The fourth bullet on page 58 is amended and restated as follows:

•
Andrew Wilson served as a special advisor to Silver Lake from December 11, 2024 to September 12, 2025, pursuant to an engagement approved by the Board. Under the engagement, Mr. Wilson received an annual retainer fee of $250,000, paid in monthly increments, and participation rights in certain Silver Lake funds. The engagement was terminated on September 12, 2025. Mr. Wilson also maintains a social relationship with certain senior representatives of Silver Lake, including with Egon Durban.

Cautionary Statement Regarding Forward-Looking Statements

Some statements set forth in this communication contain forward-looking statements that are subject to change.  Statements including words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters may identify forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the transaction.  These forward-looking statements are based on various assumptions, whether or not identified in this communication, are not guarantees of future performance and reflect management’s current expectations.  Our actual performance could differ materially from those discussed in the forward-looking statements.  Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that the Company’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of the Company’s business resulting from the transaction, including disruption of management time from ongoing business operations due to the proposed transaction; risks relating to certain restrictions during the pendency of the proposed transaction that may impact the ability of the Company to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, including if the proposed transaction is not consummated; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and the risks and uncertainties that are described in the Definitive Proxy Statement available from sources indicated below. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is described in Part I, Item 1A of Electronic Arts’ latest Annual Report on Form 10-K under the heading “Risk Factors”, as well as in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents we have filed with the SEC.  These filings are available on the investor relations section of the Company’s website at https://ir.ea.com or on the SEC’s website at https://www.sec.gov.  The forward-looking statements made in this communication are current only as of the date hereof.  Electronic Arts assumes no obligation to revise or update any forward-looking statement, except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction between the Consortium and the Company, the Company filed with the SEC a Definitive Proxy Statement of the Company (the “Proxy Statement”) on November 20, 2025.  The Company has mailed the Proxy Statement to its stockholders.  THE COMPANY URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE CONSORTIUM, THE PROPOSED TRANSACTION AND RELATED MATTERS. You are able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at https://www.sec.gov. You are also able to obtain a free copy of the Proxy Statement and other documents (when available) filed by the Company with the SEC by accessing the investor relations section of the Company’s website at https://ir.ea.com or by contacting the Company’s investor relations department at ir@ea.com or calling (650) 628-0406.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger.

Information regarding the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth (i) in the Company’s proxy statement for its 2025 annual meeting of stockholders, including under the headings “Proposal 1: Election of Directors,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Security Ownership of Certain Beneficial Owners and Management” and “Related Persons Transactions,” which was filed with the SEC on June 24, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000712515/000130817925000556/ea014143-def14a.htm, (ii) in the Proxy Statement, including under the headings “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” and “Security Ownership of Certain Beneficial Owners and Management” which was filed with the SEC on November 20, 2025 and is available at https://www.sec.gov/Archives/edgar/data/712515/000114036125042872/ny20056157x2_defm14a.htm and (iii) to the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Proxy Statement, such changes have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC, which are available at EDGAR Search Results https://www.sec.gov/edgar/browse/?CIK=712515&owner=only.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents through the website maintained by the SEC at https://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2025	ELECTRONIC ARTS, INC.

	By:	/s/ Jacob J. Schatz
Name: Jacob J. Schatz
Title: Executive Vice President, Global Affairs and Chief Legal Officer